North Central Bancshares, Inc.
Kyle C. Cook
515-576-7531
Distribution: Iowa Newsline
May 8, 2008

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES RESULTS FOR FIRST QUARTER 2008

Fort Dodge, Iowa -- North Central Bancshares, Inc. (the "Company") (NASDAQ: FFFD), the holding company for First Federal Savings Bank of Iowa (the "Bank"), announced today the Company’s diluted earnings per share for the quarter ended March 31, 2008 was $0.60, compared to diluted earnings per share of $0.75 for the quarter ended March 31, 2007. The Company’s net income was $804,000 for the quarter ended March 31, 2008, compared to $1.03 million for the quarter ended March 31, 2007. The decrease in earnings and net income was primarily due to an increase in other expenses including a write down of value on other real estate owned.

Net interest income for the quarter ended March 31, 2008 was $3.19 million, compared to net interest income of $3.28 million for the quarter ended March 31, 2007. The decrease in net interest income was primarily due to a decrease in interest-earnings assets, offset by an increase in net interest spread. The net interest spread increased to 2.46% for the quarter ended March 31, 2008 from 2.44% for the quarter ended March 31, 2007.

The Company's provision for loan losses was $60,000 and $30,000 for the quarters ended March 31, 2008 and 2007, respectively. The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank's portfolio, and other factors related to the collectibility of the Bank's loan portfolio.

The Company’s noninterest income was $1.70 million and $1.64 million for the quarters ended March 31, 2008 and 2007, respectively. The increase in noninterest income was primarily due to increases in mortgage banking income and abstract fees. During the quarter ended March 31, 2008, the Company recorded $161,000 in mortgage banking income, compared to $57,000 for the quarter ended March 31, 2007. Abstract fees increased by $26,000 to $264,000 for the quarter ended March 31, 2008, compared to $238,000 for the quarter ended March 31, 2007.

The Company’s noninterest expense was $3.74 million and $3.43 million for the quarters ended March 31, 2008 and 2007, respectively. The increase in noninterest expense was primarily due to information technology enhancements. Other expenses increased $163,000 primarily due to the write down of, and expenses related to, other real estate owned.

The Company’s provision for income taxes was $291,000 and $421,000 for the quarters ended March 31, 2008 and 2007, respectively. The decrease in the provision for income taxes was primarily due to the decrease in income before income taxes offset by a $35,000 reduction of income tax credits available.

Total assets at March 31, 2008 were $508.5 million, compared to $510.2 million at December 31, 2007. Net loans decreased by $6.8 million, or 1.51% to $440.1 million at March 31, 2008, from $446.9 million at December 31, 2007. The decrease in net loans was primarily due to payments, prepayments, and sales of loans, offset in part by the origination of one-to-four family residential, consumer loans, and the purchase of multi-family real estate loans. At March 31, 2008, net loans consisted and changed from December 31, 2007 to $188.4 million of one-to-four family real estate representing a decrease of $9.5 million, $114.9 million of commercial real estate loans representing a decrease of $5.1 million, $64.3 million of multi-family real estate loans representing an increase of $8.2 million, and $72.5 million of consumer loans representing a decrease of $400,000. Cash and cash equivalents increased $2.3 million, or 18.5%, to $14.8 million at March 31, 2008, compared to $12.5 million at December 31, 2007. The increase in cash and cash equivalents was primarily due to an increase in deposits and a reduction of net loans outstanding offset by a decrease in borrowed funds. The increase in securities available-for-sale was primarily due to the purchase of $3 million mortgage backed securities during the quarter ended March 31, 2008.

Deposits increased $2.1 million, or 0.6%, to $368.0 million at March 31, 2008, from $365.9 million at December 31, 2007. Borrowed funds decreased $3.5 million, or 3.6%, to $93.9 million at March 31, 2008, from $97.4 million at December 31, 2007.

Nonperforming assets were 0.91% of total assets as of March 31, 2008, compared to 0.97% of total assets as of December 31, 2007. The allowance for loan losses was $3.51 million, or 0.79% of total loans, at March 31, 2008, compared to $3.49 million, or 0.77% of total loans, at December 31, 2007. Other real estate owned by the Company totaling $1.41 million at March 31, 2008 was sold by the Company on April 18, 2008. Excluding these assets from results as of March 31, 2008, the nonperforming assets would have been 0.64% of total assets.

Stockholders' equity was $41.2 million at March 31, 2008, compared to $41.0 million at December 31, 2007. Stockholders’ equity increased by $219,000 primarily due to earnings offset in part by declared dividends and a change in accumulated other comprehensive loss. Book value or stockholders' equity per share, at March 31, 2008 was $30.74, compared to $30.56 at December 31, 2007. The ratio of stockholders' equity to total assets was 8.10% at March 31, 2008, compared to 8.03% at December 31, 2007.

All stockholders of record on March 14, 2008, received a quarterly cash dividend of $0.35 per share on April 4, 2008. As of March 31, 2008, the Company had 1,339,948 shares of common stock outstanding.

On April 25, 2008 Regency Homes, a West Des Moines, Iowa based homebuilder (“Regency”) announced that it was suspending business. Neither the Company nor the Bank has made any loans directly to Regency. However, the Company does have first mortgage loans outstanding totaling $3.8 million to four different limited liability entities (“the Entities”) in which Regency-related individuals are owners and limited guarantors. Three of these Entities are performing, single asset, commercial real estate loans with collateral values believed to be sufficient to cover any amounts owed to the Company. The fourth of these Entities has a land development project comprised of developed single family residential lots and adjacent bare land slated for future residential development in a Des Moines suburb. The loans outstanding for this project are approximately $970,000. The Company believes the collateral value of this development is sufficient to cover the loan balance. None of the loans related to the Entities are in default. However, due to Regency’s announcement, the Company has classified the loan development loan of $970,000 as special mention at March 31, 2008.

North Central Bancshares, Inc. held its 2008 Annual Meeting on April 25, 2008. On April 25, 2008, Paul F. Bognanno and Mark M. Thompson were re-elected as Directors of North Central Bancshares, Inc., each to serve for a three year term ending in 2011.

About the Company and the Bank

North Central Bancshares, Inc. serves north central and southeastern Iowa at eleven full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.’s actual results, and could cause North Central Bancshares, Inc.’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact: Kyle C. Cook, Chief Financial Officer and Treasurer, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

(Unaudited) (Dollars in Thousands, except per share and share data)	March 31, 2008	December 31, 2007

Assets
Cash and cash equivalents	$14,849	$12,527
Securities available-for-sale	19,032	16,599
Loans (net of allowance of loan loss of $3,512 and $3,487, respectively)	440,107	446,857
Goodwill	4,947	4,947
Other assets	29,582	29,263
Total assets	$508,517	$510,193
Liabilities
Deposits	$368,041	$365,948
Borrowed funds	93,872	97,379
Other liabilities	5,408	5,889
Total liabilities	467,321	469,216

Stockholders' equity	41,196	40,977

Total liabilities and stockholders' equity	$508,517	$510,193

Stockholders' equity to total assets	8.10%	8.03%

Book value per share	$30.74	$30.56

Total shares outstanding	1,339,948	1,340,948

Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in Thousands, except per share data)

	For the Three Months
	Ended March 31,
	2008	2007

Interest income	$7,488	$7,553
Interest expense	4,293	4,278
Net interest income	3,195	3,275
Provision for loan loss	60	30
Net interest income after provision for loan loss	3,135	3,245
Noninterest income	1,704	1,641
Noninterest expense	3,744	3,431
Income before income taxes	1,095	1,455
Income taxes	291	421
Net income	$804	$1,034

Basic earnings per share	$0.60	$0.75
Diluted earnings per share	$0.60	$0.75

Selected Financial Ratios	For the Three Months Ended March 31,
	2008	2007
Performance ratios
Net interest spread	2.46%	2.44%
Net interest margin	2.68%	2.69%
Return on average assets	0.63%	0.81%
Return on average equity	7.79%	9.88%
Efficiency ratio (noninterest expense divided by the sum of net interest income before provision for loan losses plus noninterest income)	76.42%	69.79%